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                                                                   EXHIBIT 12-30

                               DTE ENERGY COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              Three                Year Ended December 31
                                                              Months       ------------------------------------------
                                                              Ended
                                                             3/31/01       2000              1999            1998
                                                             -------       ----              ----            ----

                                                                 (Millions, except for ratio and percent)

Net income.............................................   $       138    $       468      $       483     $       443
                                                          -----------    -----------      -----------     -----------

Taxes based on income:
   Income taxes........................................            19              9               60             154
   Municipal and state.................................             1              3                3               3
                                                           ----------    -----------      -----------     -----------
     Total taxes based on income.......................            20             12               63             157
                                                           ----------    -----------      -----------     -----------

Fixed charges:
   Interest on long-term debt..........................            71            260              279             279
   Amortization of debt discount, premium
     and expense.......................................             2             11               18              11
   Other interest......................................            18             65               47              29
   Interest factor of rents............................             9             34               34              34
   Preferred stock dividend factor.....................             -              -                -               7
                                                           ----------    -----------      -----------     -----------
     Total fixed charges...............................           100            370              378             360
                                                           ----------    -----------      -----------     -----------

Earnings before taxes based on income
   and fixed charges...................................   $       258    $       850      $      924      $       960
                                                          ===========    ===========      ===========     ===========

Ratio of earnings to fixed charges                               2.58           2.30            2.44             2.67

Preferred stock dividends..............................   $       N/A    $       N/A      $      N/A      $         6
Dividends meeting requirement of
   IRC Section 247.....................................   $       N/A    $       N/A      $      N/A      $         4
Percent deductible for income tax purposes.............           N/A            N/A             N/A            40.00%
Amount deductible......................................           N/A            N/A             N/A                2
Amount not deductible..................................           N/A            N/A             N/A                4
Ratio of pretax income to net income...................           N/A           N/A              N/A             1.35
Dividend factor for amount not deductible..............           N/A            N/A             N/A                5
Amount deductible......................................           N/A            N/A             N/A                2
                                                          -----------    -----------      -----------     -----------
     Total preferred stock dividend factor.............   $       N/A    $       N/A      $      N/A      $         7
                                                          ===========    ===========      ==========      ===========
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